Exhibit 4.q

Fidelity & Guaranty Life Insurance Company

SURRENDER CHARGE WAIVER RIDER – TERMINAL ILLNESS

This rider is a part of the Contract to which it is attached. It is subject to the terms, conditions, and provisions contained in the Contract. The following provisions are added to the Contract. This rider will supersede any conflicting provisions of the Contract.

RIDER SPECIFICATIONS TABLE

Terminal Illness Qualifying Life	[Owner(s)]
Terminal Illness Life Expectancy	[12] months
Terminal Illness Ineligibility Period	[[1] Contract Year]

RIDER OVERVIEW

WHEN IS THIS RIDER EFFECTIVE?

The rider effective date is the Issue Date.

WHAT BENEFIT DOES THIS RIDER PROVIDE?

Subject to the terms and qualification criteria outlined in this rider, any applicable Surrender Charges may be waived on Withdrawal and Surrender if the Terminal Illness Qualifying Life is diagnosed with a Terminal Illness; this waiver is in lieu of, and not in addition to, any other Surrender Charge waiver available under Your Contract, including those attached by rider and/or endorsement.

When this waiver is available and applied, the Contract’s Account Value will not include application of a Surrender Charge.

RIDER SPECIFICATIONS

WHAT SPECIFICATIONS APPLY TO THIS SURRENDER CHARGE WAIVER?

This rider uses a Terminal Illness Qualifying Life, Terminal Illness Life Expectancy, and Terminal Illness Ineligibility Period.

WHERE ARE THE SPECIFICATIONS LOCATED FOR THIS SURRENDER CHARGE WAIVER?

All specifications applicable under this rider are shown in the Rider Specifications Table.

WHICH SPECIFICATIONS ARE GUARANTEED?

All specifications under this rider are guaranteed, including Terminal Illness Qualifying Life, Terminal Illness Life Expectancy, and Terminal Illness Ineligibility Period. These specifications are set on the rider effective date and will not change.

WHICH SPECIFICATIONS ARE NOT GUARANTEED AND ARE SUBJECT TO CHANGE?

All specifications applicable under this rider are guaranteed. However, the person(s) considered the Terminal Illness Qualifying Life may change due to underlying changes in Your base Contract. For example, if the Terminal Illness Qualifying Life is Owner(s) and a change in Owner occurs, then qualification after the change is based on the new Owner(s). Similarly, if the Terminal Illness Qualifying Life is Annuitant(s) and a change in Annuitant occurs, then qualification after the change is based on the new Annuitant(s).

Any change to Owner(s) or Annuitant(s) is subject to the limitations of Your base Contract. If the Terminal Illness Qualifying Life is Owner(s), then in the case of Non-Natural Owners, the Terminal Illness Qualifying Life shall be any Annuitant(s).

RIDER DEFINITIONS

PHYSICIAN

Physician means a doctor of medicine who is:

•	Duly qualified;

•	Licensed in the United States of America; and

•	Performing within the scope of his or her license.

A Physician must not be: You; the Annuitant; or the brother, sister, parent, Spouse, or child of either You or the Annuitant or any spouse of the above.

TERMINAL ILLNESS

Terminal Illness means illness or physical condition that results in the Terminal Illness Qualifying Life having a life expectancy which does not exceed the Terminal Illness Life Expectancy. The Terminal Illness Life Expectancy is shown in the Rider Specifications Table. Terminal Illness must be certified by a licensed Physician.

[1]

RILA-SCWR-TI (05-22)

Fidelity & Guaranty Life Insurance Company

SURRENDER CHARGE WAIVER RIDER – TERMINAL ILLNESS (CONTINUED)

TERMINAL ILLNESS QUALIFYING LIFE

Terminal Illness Qualifying Life means the person or persons whose Terminal Illness diagnosis may result in qualification to utilize the Surrender Charge waiver, assuming all other qualifications outlined in this rider are met. Terminal Illness Qualifying Life is shown in the Rider Specifications Table.

WRITTEN PROOF OF TERMINAL ILLNESS

Written Proof of Terminal Illness includes, but is not limited to, certification by a Physician who provides medical care to the Terminal Illness Qualifying Life in connection with their Terminal Illness.

SURRENDER CHARGE WAIVER REQUEST

WHAT DOCUMENTATION IS REQUIRED TO REQUEST THE SURRENDER CHARGE WAIVER?

We will require a Written Request for the Waiver of Surrender Charge Benefit. Written Request must be accompanied by Written Proof of Terminal Illness.

We reserve the right to obtain a second medical certification, at Our expense, from a Physician selected by Us. In the case of conflicting opinions, qualification for the Surrender Charge waiver shall be determined by a third medical opinion by a Physician that is mutually acceptable to You and Us. Any third opinion will be made at Our expense.

WHAT QUALIFICATIONS MUST BE MET TO REQUEST THE SURRENDER CHARGE WAIVER?

Surrender Charges may be waived upon receipt of Written Request for this benefit if all the following qualification criteria are met:

•	The Terminal Illness Qualifying Life is diagnosed with a Terminal Illness.

•

Waiver request occurs after the Terminal Illness Ineligibility Period has elapsed. The Terminal Illness Ineligibility Period is shown in the Rider Specifications Table and measured from the rider effective date. The waiver is not available during the Terminal Illness Ineligibility Period.

•	The Terminal Illness is diagnosed after the rider effective date.

•	The Withdrawal or Surrender is made after the Terminal Illness Qualifying Life is diagnosed with a Terminal Illness.

•	Written Proof of Terminal Illness is received at Our Home Office.

CAN THE REQUEST FOR SURRENDER CHARGE WAIVER BE DENIED AND WHAT HAPPENS IF IT IS DENIED?

Yes; the request may be denied if any of the above qualification criteria are not met. If Your request is denied, Withdrawal or Surrender proceeds will not be disbursed until You are notified of the denial and provided with the opportunity to accept or reject the proceeds including any Surrender Charge.

GENERAL PROVISIONS

IS THIS RIDER PARTICIPATING AND DOES IT PROVIDE FOR PAYMENT OF DIVIDENDS?

No; this Rider is not participating and dividends are not payable.

IS THERE A CHARGE FOR THIS RIDER?

No; there is no explicit charge deducted from your Account Value for this rider.

WHEN DOES THIS RIDER TERMINATE?

The rider will terminate when the Contract terminates. Termination shall not prejudice the waiver of any Surrender Charges while the rider was in force.

Signed for the Company.

Fidelity & Guaranty Life Insurance Company

[
Chris Blunt ]
President

[2]

RILA-SCWR-TI (05-22)